Exhibit 4.8

 myEnginesTM
DIGITAL SERVICES AGREEMENT

Between

LAN Airlines S.A.

And

GE ENGINE SERVICES, LLC

Reference Number 1-2457695506
December 17, 2010

PROPRIETARY INFORMATION NOTICE

The information contained in this document is GE Engine Services, LLC ("GE") Proprietary Information and is disclosed in confidence.  It is the property of GE and shall not be used, disclosed to others or reproduced without the express written consent of GE.  If consent is given for reproduction in whole or in part, this notice and the notice set forth on each page of this document shall appear in any such reproduction.  U.S. export control laws may also control the information contained in this document.  Unauthorized export or re-export is prohibited.

DIGITAL SERVICES AGREEMENT

THIS DIGITAL SERVICES AGREEMENT (“Agreement”) is made as of the last date of execution below,  ("Effective Date"), by and between LAN Airlines S.A., having its principal place of business at Ave. Presidente Riesco No. 5711, 20th Floor, Las Condes, Santiago, Chile (collectively with its Affiliates, "Customer") and the GE Engine Services, LLC, whose principal address is 1 Neumann Way, Cincinnati, Ohio 45215 ("GE").  Customer and GE may be referred to individually as a "Party" or collectively as "Parties" to this Agreement.

RECITALS

WHEREAS, GE provides various services as further defined herein in connection with operational analysis, performance and maintenance of aircraft engines (“Services”) and provides enhanced access to such Services through its myEnginesTM digital services interface (“myEngines”) and

WHEREAS, Customer desires to access and monitor key data and Services using the myEngines interface in connection with Customer’s fleet of [***] aircraft engines (“Engines”), which Customer owns or operates during the term of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	myEngines Interface Modules

1.1
Use Rights.  Upon the Effective Date, and provided that Customer is and remains in compliance with the terms of this Agreement, GE grants to Customer a non-exclusive, non-transferable (subject to Section 10.3), worldwide right during the Term of this Agreement to access, run, execute, and display the myEngines modules identified in Appendix 1 for Customer’s Engines. For reference, detailed descriptions and specific functionality of the applications included in the myEngines modules are given in Appendix 2.

1.2	[***]

1.3
Access.  Upon execution of this Agreement and Customer providing user information pursuant to Section 2.1, GE will provide access to the myEngines modules identified in Appendix 1 for [***] desk top computers.  Updates to myEngines modules will be provided automatically through the system.  Customer will be informed of changes through the appropriate notifications.

1.4
System Training.  GE will provide Customer with training, as may be necessary, for the completion of the Parties obligations under this Agreement.  Such training will be provided at no charge to Customer and shall include [***] face-to-face training sessions, [***] at specific locations and times mutually acceptable to the Parties. Upon Customer’s request, (i) GE will provide installation assistance for the myEngines modules, and (ii) additional web based training will be conducted by GE through the duration of this Agreement.

1.5
Technical Support. GE will provide technical support for myEngines modules at no charge to Customer, and use its best efforts to make the necessary modifications to the myEngines modules, as may be required, in order to maintain accessibility and performance.  GE will work in close cooperation with Customer to rectify any technical issues that may arise in connection with Customer’s use of the myEngines modules.

1.6
Changes. GE or any of its affiliates may modify, amend, enhance, update, or provide an appropriate replacement for the myEngines interface, or any module thereof, at any time by giving Customer [***] prior written notice.  Further, GE, including its affiliates, shall have the right to manage all resources used in providing the myEngines interface, as GE or its affiliates deems appropriate. [***]

1.7
Internet. Customer understands and acknowledges that the myEngines modules employ wireless transmissions that may involve use of or connection to the Internet, which is inherently insecure and may provide opportunity for unauthorized access (“hacking”) by a third party to Customer’s or GE’s computer systems, networks, and any and all information stored therein.  [***]

1.8	[***]

2.	Customer Responsibilities

2.1	During the term of this Agreement Customer shall:
a)	[***]

i.         Individual user information including name, title, telephone number, location, type of access, job function, etc.;
ii.         Historical information, including but not limited to Engine on-wing performance, and aircraft and Engine maintenance history; and
iii.        Engine configuration information, including but not limited to aircraft tail number, Engine serial number, Engine position on the aircraft, and fan speed or engine pressure ratio modifier if applicable.

b)
Make available to GE data used in the monitoring and diagnostics of Engines. GE will therefore receive access to operational and maintenance data from in-flight data acquisition systems and/or ground based computer systems. [***]

c)	Make all decisions in regard to maintaining aircraft and Engines and carry out any remediation to such aircraft or Engines.

2.2
Passwords.  Customer is responsible for keeping any and all passwords and user IDs assigned to it and its users secret and confidential to the extent they are connected to the myEngines interface and associated myEngines modules. Customer agrees that it is and shall remain solely and completely liable for any communications or other uses that are made using its and its users’ passwords and user IDs, as well as for any obligation that may result for such use.  Customer is responsible for changing its passwords if it believes that its passwords haven been stolen or might otherwise be misused.  Customer shall notify GE immediately of any unauthorized use of any password or user ID or Customer suspects any other breach of security.  Similarly, GE shall notify Customer of any unauthorized use of any password or user ID, or if GE suspects any other breach of security.

2.3
Express Restriction on Use.  Customer acknowledges that the myEngines modules accessed under the terms of this Agreement constitute valuable trade secrets of GE.  Accordingly, unless expressly permitted under this Agreement, Customer agrees not to: (i) copy (except for Customers exclusive use), reproduce, distribute, export, or transmit, details of the myEngines interface to any third party, (ii) translate, create derivative work, modify, adapt, alter, reverse engineer, merge, separate, disassemble or decompile the myEngines modules or any part thereof. Customer and GE agree not to (iii) knowingly or recklessly transmit any data via the myEngines interface that contains software viruses or other harmful or deleterious computer codes, files, or programs, or (iv) interfere with or disrupt services or networks connected to the myEngines interface, or violate the regulations, policies or procedures of such networks (as such regulations, policies, or procedures are made known to the Customer and/or GE in writing).

3.	Term, Renewal, Termination, Price and Payment

3.1
Term.  This Agreement shall commence upon the Effective Date and, unless sooner terminated pursuant to Section 3.2, shall remain in effect for a period of [***] from the Effective Date (the “Initial Term”).  The term of the Agreement may be renewed upon mutual agreement of the Parties. The Parties agree to initiate the set-up process as soon as practicable following the date of execution of this Agreement and satisfactorily complete the Set-up process by no later than [***]  (“Set-up”) with billing to commence on [***], as per the terms described in Article 3.6.

3.2	Termination:
a)
Failure to Pay/Insolvency.  GE may, at its option, immediately cancel all or any portion of this Agreement if Customer: (i) fails to pay any of the required fees when due, unless cured within [***] of such payment due date; (ii) makes any agreement with creditors due to its inability to make timely payments of its debts; (iii) enters into bankruptcy or liquidation whether compulsory or voluntary; (iv) becomes insolvent; or, (v) becomes subject to the appointment of a receiver of the whole or material part of its assets. If such cancellation should occur, Customer shall not be relieved of its payment obligation for services rendered hereunder.

b)
Except as set forth above, either party may cancel this Agreement upon [***] written notice to the other for failure to comply with any material provision of this Agreement or for continually breaching an obligation, a single breach of which may not be material, unless the failure shall have been cured, or the continual breaches shall have ceased, or the party in breach has substantially effected all acts required to cure the failure prior to the expiration of [***].

c)	[***]

3.3
Fees.  In consideration for the myEngines digital Services provided under this Agreement, Customer shall remit to GE the fees associated with the Customer-selected myEngines modules identified in Appendix 1.

3.4	[***]

3.5
Taxes. In addition to the set fees, Customer shall pay to GE, upon demand, any taxes including, without limitation, sales, use, excise, turnover or value added taxes, duties, imposts, tariffs, fees, charges or assessments of any nature excluding GE’s income taxes (“Taxes”), assessed or levied in connection with GE’s performance under this Agreement. If claim is made against GE for any such Taxes, GE shall immediately notify Customer, and if requested by Customer, GE shall pay under protest and if payment is made, shall use all reasonable efforts to obtain a refund.  If all or any such Taxes are refunded, GE shall repay Customer such part as Customer paid. Customer shall pay to GE upon demand, all expenses including penalties, interest and reasonable attorney’s fees incurred by GE in protesting payment and in endeavoring to obtain such refund. Should any new Tax which materially and adversely affects Customer be levied in connection with GE’s performance under this Agreement, the Parties will cooperate to mitigate the impact of such new Tax.

3.6	Payment of Fees. [***]
Customer shall make all fee payments due under this Agreement in United States Dollars via wire transfer to the bank account designated below. Such payment shall be immediately available for use and without any right of set-off or deduction:

GE Engine Services, LLC
Account No.:
ABA #:
Swift Code:
[Bank name]
[Bank address]

All late payments will bear interest at a rate equal to the then-current [***] London Inter Bank Offered Rate for U.S. Dollar deposits, as published in [***], plus [***] basis points, compounded daily on any unpaid invoice until GE receives payment plus the late payment charges then due.  Payments will be applied to the oldest outstanding invoice in order of succession.

4.	Warranty

4.1
GE warrants to Customer that technical information and/or data furnished hereunder shall conform, as of the time and date of delivery, to the information provided by Customer and used by GE and, to the extent that GE has control of the content, shall be free of any virus.  [***]

4.2
It is understood and agreed that any information provided via the myEngines interface to Customer by GE, such as information for use in trending, performance analysis, troubleshooting, and managing operations, [***].  Information contained in or generated by the myEngines modules represents GE’s best understanding based on available fleet data. [***]. GE will use commercially reasonable efforts to identify and notify Customer of Engine and aircraft fault data. [***]. GE and Customer acknowledge that the fees for myEngines digital Services access reflect this allocation of responsibility.

4.3
THE FOREGOING WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESSED, IMPLIED OR STATUTORY (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE) GIVEN BY GE IN RESPECT OF THE PROVISION OF THE SERVICES.

5.	Disclosure of Information

5.1
Non-Disclosure.  The existence of this Agreement and its general purpose may be stated to others by either of the Parties without approval from the other, except that the terms of this Agreement and any knowledge or information that GE may disclose to Customer with respect to pricing, design, manufacture, sale, use, repair, overhaul or service of Engines, shall be deemed to be proprietary information, and shall be held in confidence by Customer.  Such information shall not be reproduced, used or disclosed to others by Customer without GE's prior written consent, except to the extent required by government agencies and courts for official purposes.  Disclosure to such government agencies and courts shall be made only (i) upon [***] advance written notice to GE of such disclosure, (unless the applicable law requires disclosure within that period, in which case Customer shall give as much notice as is reasonably practicable) so as to provide GE the ability to obtain appropriate protective orders, and (ii) with a suitable restrictive legend limiting further disclosure.

5.2
Customer Information. Similarly, any knowledge or information that Customer discloses to GE with respect to its operations performance, maintenance programs, and the like, is proprietary to Customer, and GE shall hold such information in confidence.  Such information shall not be reproduced, or disclosed to others by GE without Customer’s prior written consent, except to the extent required by government agencies and courts for official purposes and to GE’s affiliates, subsidiaries, subcontractors and vendors for the performance of services related to this Agreement.  Disclosures required by government agencies and courts shall be made only (i) [***] calendar days advance written notice to Customer of such disclosure (unless the applicable law requires disclosure within that period, in which case GE shall give as much notice as is reasonably practicable), so as to provide Customer the ability to obtain appropriate protective orders, and (ii) with a suitable restrictive legend limiting further disclosure.  Disclosures to GE’s affiliates, subsidiaries, subcontractors and vendors shall be made only when and if such subcontractors and vendors have executed a confidentiality agreement that affords Customer substantially the same protection as required hereunder.  Notwithstanding the foregoing, where Customer is a lessee or otherwise not the owner of the Engines, GE reserves the right to disclose engine operational performance data to the owner of the Engines, [***].

5.3
Exceptions.  The preceding Sections 5.1 and 5.2 shall not apply to information which (i) is or becomes part of the general public knowledge or literature otherwise than as a result of breach of a Party’s obligations hereunder, or (ii) was, as shown by written records, known to the disclosing Party prior to receipt from the other Party, or (iii) is disclosed without restriction to a Party by a third party having the right to do so.

5.4
Customer consents and agrees that all proprietary Customer information and data (including, without limitation, GE’s diagnostics system data output relevant to Customer) may be transmitted between GE and [***].

5.6	Customer acknowledges that the Services performed may be conducted by GE affiliates outside of the U.S., and that GE's disclosure of Customer data for such purposes is permitted.

5.7	[***].

6.	Indemnification

6.1
GE shall handle all claims and defend any suit or proceeding (each a “Claim”) brought against Customer, including payment of damages awarded against Customer in a final judgment by a court of competent jurisdiction, insofar as:

a)
it is based on a claim that without further combination, the use of the myEngines interface constitutes an infringement of any patent of the United States, France or of any patent of any other country that is signatory to the Convention on International Civil Aviation signed by the United States at Chicago on December 7, 1944, [***], or

b)
it is the result of any infringement or alleged infringement by GE of any copyright in respect of any computer software provided to Customer by GE as part of or in connection with the myEngines interface, provided that GE’s obligations in this regard shall be limited to infringements or alleged infringements in any country which at the time of such infringement or alleged infringement is a member of the Berne Union and recognizes computer software as a "work" under the Berne Convention, provided that (i) Customer promptly notifies GE writing of the Claim; (ii) Customer makes no admission of liability and gives GE sole authority, at GE’s sole expense, to direct and control the defense and any settlement and compromise negotiations; and (iii) Customer provides GE with full disclosure and assistance [***] that may be reasonably required to defend any such Claim. To the extent that any aspect of the myEngines digital Services or modules becomes the subject of a Claim, GE may at its option and expense (a) procure for Customer the right to continue using the relevant myEngines Services, or any portion thereof, (b) modify or replace the myEngines modules, in whole or in part, to make them non-infringing, or (c) refund any applicable fees. GE shall not be responsible to Company or its customers for incidental or consequential damage, including, but not limited to, costs, expenses, liabilities and loss of profits resulting from loss of use under this Section 6.1. The obligations recited in this Section 6.1 shall constitute the sole and exclusive remedies of Company and the sole and exclusive liability of GE for actual and alleged patent or copyright infringement.

6.2
Customer hereby waives all rights of recourse against GE and agrees to indemnify, defend and hold harmless GE from and against any and all liabilities, claims, damages, losses, and judgments (whether in contract, tort, negligence of any kind, including strict liability, or otherwise) which may be suffered by, accrued against, be charged to, or recoverable from GE by reason of loss of, damage to or loss of use of any property (including intellectual property and proprietary information) of the Customer, and/or by reason of the use and/or provision of the myEngines digital Services, except to the extent that such loss or damage is due to the gross negligence or willful misconduct of GE. This waiver does not extend to any breach by GE of its express obligations under this Agreement, including any breach of Section 5.2. The indemnity provided by this Section 6.2 does not extend to matters covered by section 6.1

7.	Limitation of Liability

7.1
The total liability of GE for any and all claims, whether in contract, warranty, tort (excluding gross negligence or willful misconduct), product liability, or otherwise for any damages arising out of, connected with, or resulting from the performance or non-performance of any service or services provided hereunder shall not exceed [***].

7.2
In no event, whether as a result of a breach of contract, warranty, tort (including negligence), product liability, patent infringement, or otherwise, will either Party be liable to the other Party for any special, consequential, incidental, punitive, exemplary, or other indirect damages (including, without limitation, loss of use of data, loss of profit or loss of revenue or accreditation in connection with the Services).

8.	Excusable Delay

8.1
Excusable Delays.  Either party shall be excused from, and shall not be liable for, any delays in its performance or failure to perform hereunder, and shall not be deemed to be in default for any delay in or failure of performance hereunder due to causes beyond its reasonable control.  Such causes shall be conclusively deemed to include, but not be limited to, [***].  In the event of any such delay, the time of performance shall be extended for a period equal to the time lost by reason of the delay. No charge shall be made for Services that are not provided due to such excusable delay. It is understood and agreed that system outages and monthly maintenance outages, as described in Section 1.8, are not “delays” within the meaning of this Section 8.1.

8.2
Continuing Obligations.  Section 8.1 above shall not, however, relieve the parties from using their best commercial efforts to avoid or remove such causes of delay and continue performance with reasonable dispatch when such causes are removed.

9.	Governing Law and Dispute Resolution

9.1	Governing Law. The Agreement shall be interpreted and applied in accordance with the substantive laws of the State of New York, without giving effect to its conflicts of laws rules.

9.2
The Parties agree to try to resolve any dispute relating to the performance or interpretation of this Agreement amicably within [***].  In the event that the Parties fail to reach such an amicable resolution, the Parties agree that the jurisdiction over and venue of any suit arising out of or relating to this Agreement will be exclusively in the federal court for the southern district of New York or the state court in the borough of Manhattan. The Parties hereby waive their right to jury trial.

10.	General Provisions

10.1
Notices.  All notices required or permitted under this Agreement shall be in writing and shall be delivered personally, via first class mail, return receipt requested, facsimile, sent by courier service, or express mail, addressed as follows or such other address as either party may designate in writing to the other party from time to time:

GE:	Copy to:

GE Engines Services, LLC	General Electric Company
1 Neumann Way, M/D F103 Cincinnati, OH 45215	1 Neumann Way, M/D Cincinnati, OH 45215
Attn: [***]	Attn:

Customer:

[***]

Attn: [***]

Notices shall be effective and shall be deemed to have been received by the recipient (i) if sent by courier, express mail, or delivered personally, upon delivery; (ii) if sent by facsimile, upon receipt; and (iii) in the case of a letter sent prepaid first class mail, on the fifth day after posting (or on actual receipt, if earlier).

10.2	[***]

10.3
Assignment. The assignment of all or any portion of this Agreement, or any right or obligation hereunder, by either party, without the prior written consent of the other party shall be void. Notwithstanding the foregoing, the Customer’s consent shall not be required for the substitution of a GE affiliate in place of GE as a contracting party or any right or obligation in connection with this Agreement. [***] the original Party shall not be relieved of its obligation to perform in accordance with this Agreement.  In the event of any such substitution, the other party shall be advised in writing.

10.4
Savings Clause. If any portion of this Agreement shall be determined to be a violation of, or contrary to any controlling law, rule, or regulation, then such portion shall be unenforceable and deleted from this Agreement. In such an event, the balance of this Agreement shall remain in full force and effect.

10.5	Beneficiaries. Except as herein expressly provided to the contrary, the provisions of the document are for the benefit of the parties hereto and not for the benefit of any third party.

10.6
Language. All correspondence and documentation arising out of or connected with this agreement and any related document(s) including, without limitation, daily flight information, pilot logs, imaged documents, maintenance records, shall be in English language. Any notices furnished under this Agreement (i) shall be in writing (ii) shall become effective upon receipt, and (iii) shall be delivered or sent by mail or electronic transmission.

10.7
Titles/Subtitles. The titles and subtitles given to the sections of the Agreement are for convenience only and shall not be deemed to limit or restrict the context of the article or section to which they relate.

10.8
Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same document. Delivery of an executed counterpart of a signature page to this Agreement by fax shall be as effective as delivery of a manually executed counterpart.

10.9
Entire Agreement; Modification.  This Agreement contains and constitutes the entire understanding and agreement between the Parties respecting the subject matter hereof.  No modification or amendment of this agreement shall be binding upon the Parties unless made in writing and signed by duly authorized representatives of both Parties.

10.10
Authorization. The individual signing for the Customer represents to GE that she or he is unequivocally authorized to bind the Customer to this Agreement and is employed in the capacity indicated.  Similarly, the individual signing for GE represents to Customer that she or he is unequivocally authorized to bind GE to this Agreement and is employed in the capacity indicated.

10.11	[***]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officer or representative, which shall be effective as of the last date of execution by both parties.

GE Engine Services, LLC	LAN Airlines S.A

By: ________________________________________	By: ________________________________________

Printed Name: [GE Signatory Name]	Printed Name: [Customer Signatory Name]

Title: [GE Signatory Title]	Title: [Customer Signatory Title]

Date: ______________________________________	Date: ______________________________________

Appendix 1

MyEngines Digital Service Modules
(Launch)

The parties acknowledge and agree that once Customer has executed this Agreement for designated myEngines modules, Customer shall not be required to execute an additional agreement with GE if Customer wishes to obtain rights to additional modules for other myEngines Services.  At Customer's option, Customer may issue a form Purchase Order in lieu of executing an additional agreement provided that Customer provides the required information on this Appendix 1 in any such Purchase Order, and (iii) the terms and conditions on such Purchase Order shall have no effect.

Subscription Term: As provided by Section 3.1 of the Agreement, [***] commencing on the Effective Date, which may be renewed upon mutual agreement of the Parties. The fees will be adjusted as provided in Section 3.4.

MyEngines Modules and Fee Schedule: [***]

Appendix 2

[***]